Exhibit 10.17

GEEKNET, INC.
SHORT-TERM INCENTIVE PLAN
(Adopted on February 20, 2014)
ARTICLE I
BACKGROUND
1.1    Name. The name of this plan is the “Geeknet, Inc. Short-Term Incentive Plan.” It is sometimes hereinafter referred to as the “STIP” or the “Plan.” Unless otherwise defined in the Plan or the context clearly indicates to the contrary, capitalized terms are defined in Article II.
1.2    Compensation Policy and Plan Intent. The Plan is intended to promote the Company’s pay-for-performance compensation philosophy by providing cash incentive awards to designated employees of the Company and its subsidiaries, including the Company’s Executive Officers.
1.3    Eligibility. Bonuses may be granted to any employee or group of employees of the Company and its subsidiaries, including the Executive Officers, who are designated as a Participant or Participants, respectively, from time to time by the Committee. With respect to employees who are not Executive Officers, the Committee shall consider the recommendations of the Chief Executive Officer when designating eligible Participants. Designation as a Participant for a Bonus in one period shall not confer on a Participant the right to participate in the Plan for any other period.
ARTICLE II
DEFINITIONS
2.1    Board. “Board” means the Board of Directors of the Company.
2.2    Bonus. “Bonus” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, may entitle a Participant to receive a cash bonus payment from the Company pursuant to Article III.
2.3    Code. “Code” refers to the Internal Revenue Code of 1986, as amended.
2.4    Committee. “Committee” means the Compensation Committee of the Board and if no such named committee shall be designated by the Board, it shall mean the Committee of the Board most nearly performing the duties of the Compensation Committee as designated by the Board.
2.5    Company. “Company” refers to Geeknet, Inc. and its subsidiaries.
2.6    Executive Officer. “Executive Officer” is as defined in Rule 3b 7 under the Securities Exchange Act of 1934, as amended.

2.7    Participants. “Participant” or “Participants” means employees of the Company and its subsidiaries designated as participating in the Plan, pursuant to Section 1.3.
2.8    Performance Measures. “Performance Measure” or “Performance Measures” means one or a combination of any of the following performance-based metrics, as approved by the Committee; provided, however, that different Performance Measures may be approved for different Participants during the same Performance Period: revenue; net income; cash; operating expenses; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before taxes; net earnings; earnings per share; and total shareholder return. In addition, Performance Measures may include, alone or in combination with the foregoing Performance Measures, any other measure of performance as determined by the Committee, including personal performance goals.
2.9    Performance Period. “Performance Period” is the period which shall not exceed four consecutive fiscal quarters, specified by the Committee at the time a Bonus is granted.
ARTICLE III
BONUSES
3.1    Establishment of Bonus Opportunity. The opportunity to earn a Bonus may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time a Bonus opportunity is granted, shall specify the terms and conditions which govern the Bonus, which terms and conditions may prescribe the degree of attainment of such Performance Measures required for payment of a Bonus and that the Bonus may be earned only upon, and to the extent that, Performance Measures as described in Section 3.2 are satisfied within the applicable Performance Period for the Bonus. The Committee shall determine the target Bonus opportunity for each Participant which may consist of a set dollar amount, a percentage of the Participant’s compensation or such other measure as determined by the Committee. The Committee may specify a pool from which some or all Bonuses may be paid to all or some Participants in accordance with the Plan and grant Bonuses based on allocations from such pool. The Committee may establish terms and conditions for the payment of Bonuses in the event the duties of any Participant with the Company or any subsidiary of the Company change during the Performance Period or in the event of a Participant’s termination of employment (including death, disability, retirement, or termination with or without cause) or leave of absence. Different terms and conditions may be established by the Committee for different Bonuses and for different Participants.
3.2    Performance Measures. Payment of Bonuses may be contingent upon the degree of attainment of such Performance Measures over the Performance Period. With respect to each Performance Period, Performance Measures may be established and approved by the Committee at the beginning of the Performance Period. Multiple Performance Periods may be established, each with different lengths and which run concurrently. Performance Measures may be absolute in their terms, on a per-share basis, measured as a change from prior periods or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may adjust a Performance Measure in its discretion to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles or methods, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges, uninsured losses for natural catastrophes and any other items as the Committee may determine to be necessary so that the operating results of the Company, segment, subsidiary, operating company, division, unit or test strategy or new venture, as applicable, shall be computed on a basis consistent with the Performance Measures established for the Performance Period. The Committee may in its discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Measures partially, or entirely, to the measured performance, either absolutely or relatively, of an identified segment, subsidiary, operating company, division, unit or test strategy, new venture of the Company or individual performance. Notwithstanding the foregoing, the Committee may award and pay Bonuses (including, without limitation, discretionary Bonuses) to Participants, including Executive Officers, under the Plan based upon such other terms and conditions as the Committee may in its discretion determine, including payment of Bonuses based on a Participant’s personal performance.
3.3    Determination and Payment of Bonuses. Following the completion of each Performance Period, the Committee shall certify the level of attainment of the applicable Performance Measures for Participants, including the Executive Officers (except to the extent the Committee has delegated its authority with respect to such determination for Participants other than the Executive Officers). The Committee may condition the payment of any awarded Bonus on such terms and conditions as it determines in its discretion, including the requirement that the Participant remain an employee of the Company or one of its subsidiaries through the payment date. Bonuses shall be paid to Participants in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. However, any Participant who is a participant in a deferred compensation plan may defer payment of his/her Bonus if and to the extent permissible under any such plan.
ARTICLE IV
GENERAL
4.1    Beneficiary. Any Bonus which becomes distributable after the death of a Participant shall be paid as it becomes due to such person or persons, or other legal entity, as the Participant may have designated in writing delivered to the Company’s or his/her division’s personnel office on an approved form. The Participant may, from time to time, revoke or change any such designation by writing delivered to such personnel office on an approved form. If there is no unrevoked designation on file with such personnel office at the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant, such payments shall be made to the Participant’s estate. If a Participant has deferred his/her Bonus pursuant to a plan or arrangement with the Company, the plan or arrangement shall govern the beneficiary designation.
4.2    Administration and Interpretation of Plan. The Plan shall be administered and interpreted by the Committee. The Committee reserves the right, from time to time, to prescribe rules and regulations which are not inconsistent with the provisions of the Plan, and to modify or revoke such rules and regulations at such time and in such manner as it may deem proper. The Committee shall make all determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Bonus in the manner and to the extent it shall deem appropriate. The interpretations and determinations of the Committee in the administration and interpretation of the Plan shall be final and binding on Participants and all other parties in interest.
4.3    Rights of Participants and Beneficiaries. The Plan is not an employment agreement and does not ensure or evidence to any degree the continued employment or the claim to continued employment of any Participant for any time or period or job. No Participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company. Until the Committee has determined and awarded a Bonus pursuant to Section 3.3, a Participant or beneficiary shall have no rights under the Plan and any right to payment of a Bonus shall be subject to the Participant’s satisfaction of the terms and conditions established by the Committee for payment of any awarded Bonus. No Participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of a Bonus hereunder.
4.4    Authority of the Chief Executive Officer or other Delegate. With respect to Participants who are not Executive Officers, the Committee may delegate some or all of its authority under the Plan to the Chief Executive Officer of the Company or other designee of the Committee, which delegation may include the authority to establish Bonus opportunities and determine Bonus awards payable under the Plan.
4.5    Amendment, Modification and Termination of the Plan. The Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Bonus to any Participant which has not been paid. No Bonus may be granted during any suspension of the Plan or after its termination.
4.6    Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Bonuses under the Plan.
4.7    Other Benefit and Compensation Programs. The adoption of the Plan by the Committee shall not be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate.
4.8    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
4.9    Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any withholding taxes the Company reasonably determines are legally payable by the Participant.
4.10    Compensation Recoupment Policy. Bonuses may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.
4.11    Miscellaneous Provisions.
(a)    Headings. Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.
(b)    Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.
4.12    Effective Date of the Plan. The Plan shall become effective as of February 20, 2014. The Plan shall remain in effect until it has been terminated pursuant to Section 4.5.